Exhibit 10(h)

WESTERN ASSET FUNDS, INC.

AMENDED AND RESTATED MULTIPLE CLASS (RULE 18f-3) PLAN

MULTIPLE CLASS PLAN, dated as of May 30, 2012, of Western Asset Funds, Inc., a Maryland corporation (the “Corporation”), with respect to each of its series whether now existing or hereafter established (collectively, the “Funds”).

W I T N E S S E T H:

WHEREAS, the Corporation is engaged in business as an open-end management investment company and is registered under the Investment Company Act of 1940, as amended (collectively with the rules and regulations promulgated thereunder, the “1940 Act”); and

WHEREAS, the shares of the Corporation (the “Shares”) are divided into separate series and may be divided into one or more separate classes;

WHEREAS, the Corporation desires to adopt this Multiple Class Plan (the “Plan”) on behalf of the Funds as a plan pursuant to Rule 18f-3 in order that the Funds may issue multiple classes of Shares;

WHEREAS, the Board of Directors of the Corporation, in considering whether the Corporation should adopt and implement this Plan, has evaluated such information and considered such pertinent factors as it deemed necessary to undertake an informed evaluation of this Plan and determination as to whether this Plan should be adopted and implemented, and has determined that the adoption and implementation of this Plan, including the expense allocation contemplated herein, are in the best interests of each class of Shares individually, as well as the best interests of each Fund;

NOW THEREFORE, the Corporation hereby adopts this Plan pursuant to Rule 18f-3 under the 1940 Act, on the following terms and conditions:

1. The Funds may issue Shares in one or more classes (each, a “Class” and collectively, the “Classes”). Shares so issued will have the rights and preferences set forth in the Charter, any resolutions adopted by the Board of Directors of the Corporation and the Corporation’s then current registration statement relating to the Funds.

2. Class A shares of a Fund may be exchanged for or acquired through an exchange of Class A shares of any other fund distributed by Legg Mason Investor Services, LLC (“LMIS”) whose prospectus permits such exchanges.

Class C shares of a Fund may be (i) exchanged for Class C shares of any other fund sold by LMIS whose prospectus permits such exchanges or (ii) acquired through an exchange of Class C or Class C1 shares of any other fund sold by LMIS whose prospectus permits such exchanges, in each case provided that the investor and the exchange meet the eligibility criteria of that class of that fund.

Class FI shares of a Fund may be exchanged for or acquired through an exchange of Class FI shares of any other fund sold by LMIS whose prospectus permits such exchanges, provided that the investor and the exchange meet the eligibility criteria of that class of that fund.

Class IS shares of a Fund may be exchanged for or acquired through an exchange of Class IS shares of any other fund sold by LMIS whose prospectus permits such exchanges, provided that the investor and the exchange meet the eligibility criteria of that class of that fund.

Class I shares of a Fund may be exchanged for or acquired through an exchange of Class I shares of any other fund sold by LMIS whose prospectus permits such exchanges, provided that the investor and the exchange meet the eligibility criteria of that class of that fund.

Class R shares of a Fund may be exchanged for or acquired through an exchange of Class R shares of any other fund sold by LMIS whose prospectus permits such exchanges, provided that the investor and the exchange meet the eligibility criteria of that class of that fund.

Class C1 shares of a Fund may be (i) exchanged for Class C or Class C1 shares of any other fund sold by LMIS whose prospectus permits such exchanges or (ii) acquired through an exchange of Class C1 shares of any other fund sold by LMIS whose prospectus permits such exchanges, in each case provided that the investor and the exchange meet the eligibility criteria of that class of that fund.

Shareholders of a Class may, as and to the extent permitted by the Prospectus or Statement of Additional Information, each as amended or supplemented from time to time of the Fund in question, exchange their shares for shares of a different Class of the same Fund, in accordance with Section 11(a) of the 1940 Act and the rules thereunder, to the extent applicable.

3. Shares issued in Classes of each Fund will be issued subject to and in accordance with the terms of Rule 18f-3 under the 1940 Act, including, without limitation:

(a) Each Class shall have a different arrangement for shareholder services or the distribution of securities or both, and shall pay all of the expenses of that arrangement;

(b) Each Class may pay a different share of other expenses, not including advisory or custodial fees or other expenses related to the management of the Corporation’s assets, if these expenses are actually incurred in a different amount by that Class, or if the Class receives services of a different kind or to a different degree than other Classes (“Class Expenses”);

(c) Each Class shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its arrangement;

(d) Each Class shall have separate voting rights on any matter submitted to shareholders in which the interests of one Class differ from the interests of any other Class; and

(e) Except as otherwise permitted under Rule 18f-3 under the 1940 Act, each Class shall have the same rights and obligations as each other Class.

4. Nothing herein contained shall be deemed to require the Corporation to take any action contrary to its Charter or By-Laws or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of Directors of the responsibility for and control of the conduct of the affairs of the Corporation.

5. This Plan shall become effective as to each Fund upon approval with respect to such Fund by a vote of the Board of Directors and vote of a majority of the Directors who are not “interested persons” of the Corporation (the “Independent Directors”).

6. This Plan shall continue in effect indefinitely unless terminated by a vote of the Board of Directors of the Corporation. This Plan may be terminated at any time with respect to a Fund by a vote of the Board of Directors of the Corporation. This Plan supersedes any and all other multiple class plans heretofore approved by the Board of Directors of the Corporation with respect to the Funds.

7. This Plan may be amended at any time by the Board of Directors of the Corporation, provided that any material amendment of this Plan shall be effective only upon approval by a vote of the Board of Directors of the Corporation and a majority of the Independent Directors.

8. This Plan shall be construed in accordance with the laws of the State of Maryland and the applicable provisions of the 1940 Act.

9. If any provision of this Plan shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Plan shall not be affected thereby.